THE ROYCE FUND
                   1414 AVENUE OFTHE AMERICAS
                    NEW YORK, NEW YORK 10019



                                   April 28, 1997



The Royce Fund
1414 Avenue of the Americas
New York, NY 10019

Dear Sirs:

      I am General Counsel to The Royce Fund, a Delaware business trust (the "Trust"). In connection with the proposed combination (the "Combination") of Royce Equity Income Fund, a series of the Trust, into Royce Total Return Fund, another series of the Trust, and the registration under the Securities Act of 1933, as amended, of shares of beneficial interest of the Trust in Royce Total Return Fund, to be issued in exchange for shares of beneficial interest of the Trust in Royce Equity Income Fund, I have examined such matters as I have deemed necessary, including the Plan of Reorganization for the Combination adopted by the Trust as of March 13, 1997 and resolutions of the Trust's Board of Trustees pertaining thereto. Based on the foregoing, I am of the opinion that:

           (i) The Trust is a Delaware business trust duly formed and existing under the laws of the State of Delaware;
          and

          (ii) Each of the shares of the Trust in Royce Total Return Fund to be issued at the closing of the Combination in exchange for shares of the Trust in Royce Equity Income Fund, will, if issued in accordance with the provisions of such Plan of Reorganization, be legally and validly issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as an exhibit to the Trust's Registration Statement on Form N-14, to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of shares of the Trust.

                                   Very truly yours,


                                   S/HOWARD J. KASHNER
                                   Howard J. Kashner
                                   General Counsel